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                                                                     EXHIBIT 2.2

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                            STOCK PURCHASE AGREEMENT


                                 BY AND BETWEEN


                    ENTERRA PETROLEUM EQUIPMENT GROUP, INC.,

                                      AND

                             NATIONAL TANK COMPANY

      AND JOINED HEREIN FOR THE LIMITED PURPOSES HEREINAFTER SET FORTH BY

                           WEATHERFORD ENTERRA, INC.




                                  MAY 7, 1997



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                               TABLE OF CONTENTS

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ARTICLE 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         PURCHASE AND SALE OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                1.1       Transfer of Shares to Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                1.2       Consideration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                1.3       Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                1.4       Purchase Price Adjustment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                1.5       Transfer Taxes and Recording Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE 2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         REPRESENTATIONS AND WARRANTIES OF THE SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                2.1       Corporate Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                2.2       Capital Stock and Ownership   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                2.3       Validity of Agreement and Conflict with Other Instruments   . . . . . . . . . . . . . . . .   5
                2.4       Approvals and Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                2.5       Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                2.6       Title to Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                2.7       Contracts and Commitments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                2.8       Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                2.9       No Adverse Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                2.10      Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                2.11      Warranties and Product Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                2.12      Inventories   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                2.13      Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                2.14      Minute Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                2.15      Powers of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                2.16      Finder's Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                2.17      Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                2.18      Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE 3 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         REPRESENTATIONS AND WARRANTIES OF THE BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                3.1       Corporate Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                3.2       Approvals and Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                3.3       Financing Commitments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                3.4       Finder's Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE 4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                4.1       Cooperation; Record Retention   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                4.2       Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                4.3       Repurchase of Uncollected Accounts Receivable   . . . . . . . . . . . . . . . . . . . . . .  17
                4.4       Cooperation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                4.5       Proprietary Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19





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                4.6       Use of Corporate Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                4.7       Conduct of the Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                4.8       Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                4.9       Governmental Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                4.10      Access to Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE 5 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         JOINT CONDITIONS TO THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                5.1       Laws, Regulations and Orders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                5.2       No Restraining Order; Absence of Certain Actions  . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 6 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         BUYER'S CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                6.1       Representations, Warranties and Covenants   . . . . . . . . . . . . . . . . . . . . . . . .  23
                6.2       Good Standing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                6.3       Instruments of Transfer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                6.4       Financing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                6.5       Consents of Third Persons   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                6.6       Resolutions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                6.7       Resignations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                6.8       Corporate Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE 7 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SELLER'S CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                7.1       Representations, Warranties and Covenants   . . . . . . . . . . . . . . . . . . . . . . . .  25
                7.2       Good Standing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                7.3       Receipt of the Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                7.4       Resolutions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE 8 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                8.1       Survival Period   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                8.2       Indemnification by the Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                8.3       Indemnification by the Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                8.4       Procedure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                8.5       Limitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                8.6       Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                8.7       Failure to Pay Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                8.8       Adjustment of Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                8.9       Release   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                8.10      Express Negligence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE 9 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                9.1       Events of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                9.2       Liability Upon Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                9.3       Notice of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
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ARTICLE 10  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         DEFINITIONS OF CERTAIN TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE 11  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         TAX MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                11.1      Tax Returns for Pre-Closing Periods   . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                11.2      Tax Returns for Post-Closing Periods  . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                11.3      Allocation of Franchise Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                11.4      Preparation of Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE 12  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                12.1      Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                12.2      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                12.3      Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                12.4      Successors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                12.5      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                12.6      Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                12.7      Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                12.8      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                12.9      No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                12.10     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                12.11     Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                12.12     Negotiated Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE 13  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         JOINDER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT is made and entered into this 7th day of May, 1997, by and between Enterra Petroleum Equipment Group, Inc., a Delaware corporation (the "Seller"), and National Tank Company, a Delaware corporation (the "Buyer"), and joined herein for the limited purposes hereinafter set forth by Weatherford Enterra, Inc., a Delaware corporation ("Weatherford").

                             W I T N E S S E T H :

         WHEREAS, the Seller owns all of the issued and outstanding shares of capital stock of Total Engineering Services Team, Inc., a Louisiana corporation (the "Company"), which, together with the Subsidiaries, operates the Business;

         WHEREAS, the Seller desires to sell, and the Buyer desires to acquire, all the issued and outstanding shares of capital stock of the Company;

         WHEREAS, in connection with such transaction, the parties hereto desire to set forth certain representations, warranties and agreements, all as more fully set forth below; and

         WHEREAS, capitalized terms used but not defined in the textual provisions of this Agreement are defined in Article 10 herein and are used herein with the meanings ascribed to them therein.

         NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE 1

                          PURCHASE AND SALE OF SHARES

         1.1 Transfer of Shares to Buyer. Subject to the terms and conditions of this Agreement and in consideration of the obligations of the Buyer as provided herein, at the Closing, the Seller shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, good title, free and clear of any Liens, to all of the issued and outstanding shares (the "Shares") of Common Stock, par value $10.00 per share.

         1.2 Consideration. Subject to the terms and conditions of this Agreement and in consideration of the obligations of the Seller as provided herein, the Buyer shall pay the Cash Purchase Price as follows:

                  (a) At the Closing, the Buyer shall deliver to the Seller cash in the amount of $22,475,000 (the "Closing Payment").





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                  (b)     Pursuant to the provisions of Section 1.4 hereof, as
appropriate,

                          (i) the Buyer shall deliver to the Seller cash equal to the amount by which the Cash Purchase Price exceeds the Closing Payment; or

                          (ii) the Seller shall deliver to the Buyer cash equal to the amount by which the Closing Payment exceeds the Cash Purchase Price.

                  (c) Payments of the Closing Payment and the amount due and payable pursuant to the provisions of Section 1.4 hereof shall be made in same day funds by wire transfer to such account and at such location as the Seller or the Buyer, as the case may be, may reasonably direct by notice received by the payor at least two Business Days before the Closing Date or the date payment is due and payable pursuant to the provisions of Section 1.4 hereof, as the case may be.

                  (d) The parties hereto acknowledge that, in determining the Cash Purchase Price, the parties have ascribed no consideration to the consolidated cash and cash equivalents of the Company and the Subsidiaries as of the Closing Date. Accordingly, notwithstanding anything contained in this Agreement to the contrary, at the Closing the Company shall pay to the Seller an amount equal to the cash and cash equivalents of the Company as of the Closing Date. No such payment shall be deemed to be a part of the Cash Purchase Price. From and after the Closing, all cash and cash equivalents received or acquired by the Company shall be for the account of the Company and, indirectly as the owner of all the outstanding capital stock of the Company, the Buyer.

                  (e) The parties hereto further acknowledge that, in determining the Cash Purchase Price, the parties have ascribed no consideration to any net consolidated intercompany account payable (an "Intercompany Payable") by the Company and the Subsidiaries to the Seller or any Affiliate of the Seller or to any net consolidated intercompany account receivable (an "Intercompany Receivable") of the Company and the Subsidiaries from the Seller or any Affiliate of the Seller that may exist on the Closing Date.
Accordingly, notwithstanding any provision in this Agreement to the contrary, at the time of the payment contemplated by Section 1.4 hereof, the Company shall forgive any Intercompany Receivable and the Seller shall forgive any Intercompany Payable.

         1.3 Closing. Subject to the conditions set forth in this Agreement, the Closing shall take place at the offices of Fulbright & Jaworski L.L.P., located at 1301 McKinney, Houston, Texas, at such time, date and place as the parties hereto shall mutually agree upon in writing (the "Closing Date"). At the Closing, the Seller shall deliver to the Buyer a certificate or certificates evidencing the Shares, together with stock powers for the same duly executed in blank by the Seller, and the parties hereto shall deliver all other documents reasonably deemed necessary or desirable by the parties hereto to evidence the fulfillment or waiver of all conditions precedent to consummation of the transactions contemplated by this Agreement. Nothing contained herein shall be deemed to require or permit the Buyer to purchase less than all the

Shares. Failure to consummate the transactions contemplated hereby on such date shall not result in a termination of this Agreement or relieve any party hereto of any obligation hereunder. Title to and ownership of the Shares, and control over and risk of loss with respect to the Shares and the Business, shall pass to the Buyer at the Closing.

         1.4      Purchase Price Adjustment.

                  (a) Within 90 calendar days after the Closing Date, the Buyer shall prepare and deliver to the Seller a statement as of the Closing Date reflecting the Cash Purchase Price and the calculation thereof (the "Final Statement"). The elements of the definition of Cash Purchase Price contained in the Final Statement shall be derived from consolidated financial statements of the Company and the Subsidiaries as of the Closing Date and for the period commencing on January 1, 1997 and ended on the Closing Date (the "Company's Closing Financial Statements"), which shall be prepared in accordance with generally accepted accounting principles applied consistently with those used to prepare the Company's Financial Statements; provided, however, that, for purposes of determining the Cash Purchase Price, the assets consisting of any cash and cash equivalents paid by the Company to the Seller pursuant to Section 1.2(d) hereof, any Intercompany Receivable to be forgiven pursuant to Section 1.2(e) hereof and the liability consisting of any Intercompany Payable to be forgiven pursuant to Section 1.2(e) hereof shall be excluded from the Company's Closing Financial Statements. The determination of the Cash Purchase Price shall be consistent with the methodology exemplified in Annex A attached hereto and that by this reference is incorporated herein. The Buyer shall provide the Seller with access to copies of all work papers and other relevant documents to verify the entries contained in the Final Statement. The Seller shall have a period of 15 calendar days after delivery to it of the Final Statement to review it and make any objections the Seller may have in writing to the Buyer. If written objections to the Final Statement are delivered to the Buyer within such 15 day period, then the Buyer and the Seller shall attempt to resolve the matter or matters in dispute. If no written objections are made within the time period provided above, the Buyer shall pay to the Seller, in accordance with Section 1.2(c) hereof, the aggregate amount, if any, by which the Cash Purchase Price exceeds the Closing Payment and the Seller shall pay to the Buyer, in accordance with Section 1.2(c) hereof, the aggregate amount, if any, by which the Closing Payment exceeds the Cash Purchase Price, in each case on the third Business Day following the end of such 15 day period.

                  (b) If disputes exist with respect to the Final Statement and cannot be resolved by the Buyer and the Seller within 15 calendar days after the delivery of the objections to the Final Statement, then the specific matters in dispute shall be submitted to such independent accounting firm as may be approved by the Buyer and the Seller, which firm shall render its opinion as to such matters. Based on such opinion, such independent accounting firm will then send to the Buyer and the Seller its determination on the specific matters in dispute, which determination shall be final and binding on the parties hereto. On the third Business Day following delivery of such opinion to the Buyer and the Seller, the Buyer shall pay to the Seller, in accordance with Section 1.2(c) hereof, the aggregate amount, if any, by which the Cash

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Purchase Price exceeds the Closing Payment and the Seller shall pay to the
Buyer, in accordance with Section 1.2(c) hereof, the aggregate amount, if any, by which the Closing Payment exceeds the Cash Purchase Price. The fees and other costs charged by such independent accounting firm shall be borne by the Buyer and the Seller equally.

         1.5 Transfer Taxes and Recording Fees. The Buyer shall pay and be responsible for the aggregate amount of all federal, state, county, local or foreign sales, use, value added, transfer, stamp and other similar Taxes, and transfer, recording or similar fees and charges, imposed in connection with or as a result of the consummation of the transactions contemplated by this Agreement. The Buyer hereby agrees to indemnify the Seller and its Affiliates against, and agrees to protect, save and hold the Seller and its Affiliates harmless from, any loss, liability, obligation or claim (whether or not ultimately successful) for federal, state, county, local or foreign sales, use, value added, transfer, stamp and other similar Taxes (and any interest, penalties, additions to tax and fines thereon or related thereto), and transfer, recording or similar fees and charges, imposed in connection with or as a result of the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         Except as otherwise set forth in the Disclosure Schedule, the Seller represents and warrants to the Buyer as follows:

         2.1      Corporate Matters.

                  (a) Weatherford, the Seller, the Company and each Subsidiary are corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Each of the Company and the Subsidiaries has all requisite power and authority under all applicable Laws, Regulations, Orders and Authorizations to own, operate and lease its properties and assets and to carry on the Business in the manner currently conducted, and is in good standing as a foreign corporation in each jurisdiction in which the nature of the properties owned or leased by it or the business transacted by it requires it to be so licensed or qualified, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. Each State in which the Company or a Subsidiary is qualified to do business is listed in Section 2.1(a) of the Disclosure Schedule. Weatherford and the Seller each has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

                  (b) True, correct and complete copies of the Articles of Incorporation and the Bylaws, or similar corporate documents, of the Company and each Subsidiary have been provided by the Seller to the Buyer, and such Articles of Incorporation, Bylaws and similar corporate documents are in full force and effect.

                  (c) The only subsidiaries of the Company are the Subsidiaries. Neither the Company nor any Subsidiary controls, or owns any investment in the equity of, any other Person.

                  (d)     Set forth in Section 2.1(d) of the Disclosure
Schedule is a list of assumed names under which the Company and the Subsidiaries operate the Business.

         2.2      Capital Stock and Ownership.

                  (a) The total number of shares of capital stock, and the classes and par values thereof, that each of the Company and the Subsidiaries is authorized to issue and the numbers of such shares that are issued and outstanding are as set forth in Section 2.2(a) of the Disclosure Schedule. No shares of such capital stock are held in the treasury of the Company or any Subsidiary and no shares of such capital stock are reserved for issuance by the Company or any Subsidiary.

                  (b) The Shares (i) constitute all the issued and outstanding shares of capital stock of the Company, (ii) are owned of record and beneficially by the Seller, free and clear of any Liens and (iii) have been duly authorized and validly issued, are fully paid and nonassessable and were issued without violating the preemptive rights of any Person.

                  (c) All the issued and outstanding shares of capital stock of each Subsidiary are owned of record and beneficially by the Company and have been duly authorized and validly issued, are fully paid and nonassessable, were issued without violating the preemptive rights of any Person and are free and clear of any Liens.

                  (d) There are not outstanding any (i) securities of the Company or any Subsidiary that are convertible into or exchangeable for any shares of capital stock or other securities of the Company or any Subsidiary,
(ii) subscriptions, options, warrants or other rights obligating the Company or any Subsidiary to issue, or entitling any third party to acquire from the Company or any Subsidiary, any shares of capital stock or other securities of the Company or any Subsidiary or (iii) other than this Agreement, agreements or understandings with respect to the sale, assignment, transfer, pledge or voting of, or dividends or distributions on, or relating to any other restriction or limitation on the rights of a holder of, shares of capital stock of the Company or any Subsidiary.

                  (e) There are no contracts, agreements, commitments or arrangements obligating the Company or any Subsidiary to redeem, purchase or acquire, or offer to purchase or acquire, any shares of, or any outstanding option, warrant or right to purchase or acquire, or any securities that are convertible into or exchangeable for, any shares of, any class of capital stock of the Company.

         2.3      Validity of Agreement and Conflict with Other Instruments.

                  (a) This Agreement, and all transactions contemplated hereby, have been duly authorized and approved by all necessary corporate action on the part of the

Seller. No further corporate action is necessary on the part of the Seller to execute and deliver this Agreement or to perform its obligations hereunder, including consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and is a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies. The execution, delivery and performance of this Agreement by Weatherford for the limited purposes herein expressed have been duly authorized and approved by all necessary corporate action on the part of Weatherford, and this Agreement has been duly executed and delivered by Weatherford for such limited purposes and is a legal, valid and binding agreement of Weatherford for such purposes enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

                  (b) The execution, delivery and performance of this Agreement and the other agreements and documents to be delivered by the Seller to the Buyer pursuant hereto, the consummation of the transactions contemplated hereby or thereby and the compliance with the provisions hereof or thereof by the Seller will not, with or without the passage of time or the giving of notice or both:

                          (i) conflict with, constitute a breach, violation or termination of any provision of, or give rise to any right of termination, cancellation or acceleration, or loss of any right or benefit or both, under, any of the Contracts and Other Agreements,

                          (ii) conflict with or violate the Certificate of Incorporation, Bylaws or similar corporate documents of the Seller, the Company or any Subsidiary,

                          (iii) result in the creation or imposition of any Lien on any of the Shares or on any of the assets of the Company or any Subsidiary,

                          (iv) subject to fulfillment of the condition precedent set forth in Section 5.1 hereof, violate any Law, Regulation, Order or any other restriction of any kind or character applicable to the Seller, the Company or any Subsidiary or any of their respective properties or assets, or

                          (v) result in the termination, forfeiture, revocation, suspension or adverse modification of any Authorization,

other than conflicts, breaches, violations, terminations, Liens, forfeitures, revocations, suspensions or modifications that would not materially and adversely affect the ability of the Seller to consummate the transactions provided for in this Agreement and that would not have a Material Adverse Effect.

         2.4      Approvals and Authorizations.

                  (a) Other than notices given pursuant to the HSR Act, no Order or Authorization of, or exemption by, or the giving of notice to, or the registration with, or the taking of any other action in respect of, any Person not a party to this Agreement, including any Governmental Entity, and no filing, recording, publication or registration in any public office or any other place is now, or under existing law in the future will be, necessary on behalf of the Seller, Weatherford, the Company or any Subsidiary to authorize the execution, delivery and performance of this Agreement by the Seller or Weatherford or any other agreement contemplated hereby to be executed and delivered by the Seller and the consummation of the transactions contemplated hereby or thereby, or to effect the legality, validity, binding effect or enforceability thereof.

                  (b) All material Authorizations of all Governmental Entities required or necessary for the Company and the Subsidiaries to carry on the Business in the places and in the manner currently conducted have been duly obtained and are in full force and effect. No material violation has occurred under any such Authorization, no proceeding is pending or, to the knowledge of the Seller, threatened with respect to the revocation or limitation of any of such Authorization, and, to the knowledge of the Seller, no event has occurred that permits, or with the passage of time or the giving of notice or the taking of action by a third Person would permit, revocation or limitation of any such Authorization. The Company and the Subsidiaries have complied with all Laws, Regulations and Orders applicable to the Business, including those respecting the provision of services by the Company and the Subsidiaries, except for violations that would not have a Material Adverse Effect.

         2.5 Financial Statements. The Seller has delivered to the Buyer a true and complete copy of the Company's Financial Statements. The Company's Financial Statements present fairly the consolidated financial position of the Company and the Subsidiaries and the results of their operations, stockholders' equity and cash flows as of the dates and for the periods indicated therein in conformity with generally accepted accounting principles consistently applied. The Company's Financial Statements do not include any material income or assets or omit to state any material expenses or liabilities, absolute or contingent, and do not include or omit to state any other facts that render the Company's Financial Statements materially misleading as of the date thereof.

         2.6      Title to Properties.

                  (a) The Company or the Subsidiaries, individually or together, have good title to all of the properties reflected in the Company's Financial Statements, other than any properties that have been sold or otherwise disposed of since the date thereof in the ordinary course of business and consistent with past practice or that are not, individually or in the aggregate, material to the Company, free and clear of Liens, other than (i) Liens the existence of which is reflected in the Company's Financial Statements, (ii) Permitted Liens and (iii) Liens that, individually or in the aggregate, would not have a Material Adverse Effect. The Company or the Subsidiaries, individually or together, hold under valid lease agreements all real and personal properties reflected in the Company's Financial Statements as being held under capitalized leases, and all real and personal property that is subject to the operating leases to which reference is made in the notes to the Company's Financial Statements, and enjoy peaceful and undisturbed possession of such properties under such leases, other than (i) any properties as to which such leases have expired in accordance with their terms since December 31, 1996 without any liability of any party thereto and (ii) any properties that, individually or in the aggregate, are not material to the Company.

                  (b) Either the Company or a Subsidiary owns or possesses licenses or other rights to use all rights to all Proprietary Rights necessary for the conduct of the Business as currently conducted. Set forth in Section 2.6(b) of the Disclosure Schedule is a complete and accurate list of all patents, trademarks and licenses the Company and the Subsidiaries own or possess or otherwise have rights to use and all patents, trademarks and licenses that the Company and the Subsidiaries own or possess or otherwise have rights to use, together with a brief description of the nature of such ownership, possession or right to use. No licenses, sublicenses, covenants or agreements have been granted or entered into by the Company or any Subsidiary in respect of the items listed in Section 2.6(b) of the Disclosure Schedule except as noted thereon. Neither the Company nor any Subsidiary has received any notice of infringement, misappropriation or conflict from any other Person with respect to such Proprietary Rights and, to the knowledge of the Seller, the conduct of the Business has not infringed, misappropriated or otherwise conflicted with any Proprietary Rights of any such Person. All of the Proprietary Rights that are owned by the Company and the Subsidiaries are owned free and clear of all Liens. All Proprietary Rights that are licensed by the Company or any Subsidiary from third parties are licensed pursuant to valid and existing license agreements and such interests are not subject to any Liens other than those under the applicable license agreements. The consummation of the transactions contemplated by this Agreement will not result in the loss of any Proprietary Rights and will not conflict with, constitute a breach, violation or termination of, any agreement or understanding, whether written or otherwise, relating to any Proprietary Rights necessary for the conduct of the Business as currently conducted.

         2.7      Contracts and Commitments.

                  (a) Neither the Company nor any Subsidiary is a party to or bound by:

                          (i) any agreement, contract or commitment requiring the expenditure or series of related expenditures of funds by the Company and the Subsidiaries in excess of $50,000 (other than purchase orders in the ordinary course of business for goods necessary for the Company or the Subsidiaries to complete then existing contracts or purchase orders);

                          (ii) any loan or advance to, or investment in, any Person by the Company or any Subsidiary or any agreement, contract, commitment or understanding relating to the making by the Company or any Subsidiary of any such loan, advance or investment;

                          (iii)   any material Debt Obligations;

                          (iv)    any management service, employment,
                  consulting or other similar type contract or agreement;

                          (v) any sales, distributorship or similar agreement relating to the products sold or services provided by the Company or the Subsidiaries;

                          (vi) any license, royalty or similar agreement relating to any Proprietary Information of the Company or any Subsidiary; or

                          (vii) any collective bargaining or other labor union agreement.

                  (b)     Set forth in Section 2.7(b) of the Disclosure
Schedule is a list of guarantees of, and performance bonds acquired by, Weatherford or any of its Affiliates relating to the Business.

                  (c) Neither the Company nor any Subsidiary is in breach of any provision of, or in default (nor does the Seller have knowledge of any event or circumstance that with notice, or lapse of time or both, would constitute an event of default) under the terms of any of the Contracts and Other Agreements except for breaches or defaults that would not have a Material Adverse Effect. All of the Contracts and Other Agreements are in full force and effect. There are no pending or, to the knowledge of the Seller, threatened disputes with respect to any of the Contracts and Other Agreements.

                  (d) The enforceability of the Contracts and Other Agreements will not be affected in any manner by the execution and delivery of this Agreement by the Seller or the performance of its obligations hereunder, including consummation of the transactions contemplated hereby.

         2.8 Litigation. There is no action, suit, claim, investigation or legal, administrative, arbitration or other proceeding, or governmental investigation or examination, or any change in any zoning or building ordinance pending or, to the knowledge of the Seller, threatened against or affecting the Company or any Subsidiary, at law or in equity, before or by any Governmental Entity.

         2.9 No Adverse Changes or Events. Since December 31, 1996, the Business has been consistently operated only in the ordinary course, and there has not been:

                  (a)     any Material Adverse Effect;

                  (b) any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the Company and the Subsidiaries, taken as a whole; or

                  (c) any event the occurrence of which between the date hereof and the Closing Date is prohibited by Section 4.8 hereof.

         2.10 Environmental Matters. The sole representations of the Seller with respect to environmental matters are set forth in this Section
2.10. To the extent representations in other sections of this Agreement also could apply to environmental matters, including matters related to, arising under or concerning Environmental Laws, such representations shall be construed to exclude all environmental matters and to apply to matters other than environmental matters. Except for matters that, individually or in the aggregate, would not have a Material Adverse Effect, (a) the properties, operations and activities of the Company and the Subsidiaries are in compliance with all applicable Environmental Laws and Environmental Permits; (b) the Company and the Subsidiaries and the properties and operations of the Company and the Subsidiaries are not subject to any pending or, to the knowledge of the Seller, threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Entity under any Environmental Law; (c) there has been no release of any Hazardous Material or any other pollutant or contaminant into the environment by the Company or the Subsidiaries or in connection with their properties or operations; (d) there has been no exposure of any Person or property to any Hazardous Material or any other pollutant or contaminant in connection with the properties, operations and activities of the Company and the Subsidiaries; and (e) the Company and the Subsidiaries have made available to the Buyer all internal and external environmental audits and studies and significant correspondence on substantial environmental matters (in each case relevant to the Company or any of the Subsidiaries) in the possession of the Company, the Subsidiaries or the Seller.

         2.11 Warranties and Product Liability. Except for (i) warranties implied by law and (ii) warranties disclosed in Section 2.11 of the Disclosure Schedule, neither the Company nor any Subsidiary has given or made any warranties in connection with the sale or rental of goods or services on or prior to the Closing Date, including warranties covering the customer's consequential damages. There is no pending or, to the knowledge of the Seller, threatened claim, and, to the knowledge of the Seller, no state of facts exists and no event has occurred that would form the basis of a claim, against the Company or the Subsidiaries with respect to warranties relating to products manufactured, sold or distributed by, or services performed by or on behalf of, the Company or the Subsidiaries on or prior to the Closing Date except any claim that would not individually or in the aggregate have a Material Adverse Effect.

         2.12 Inventories. The inventories reflected in the Company's Financial Statements in excess of the reserve, if any, for excess and obsolete inventories, will be in all material respects saleable or usable in the ordinary course of business and consistent with past practice.

         2.13 Insurance. Section 2.13 of the Disclosure Schedule sets forth all insurance policies held by the Company and the Subsidiaries that are material to the Company and the Subsidiaries, taken as a whole. All such policies are in full force and effect and all premiums due thereon have been paid. To the knowledge of the Seller, the Company and the Subsidiaries have provided claims notification to the underwriters under the applicable insurance policies with respect to all claims that have been asserted against the Company or any Subsidiary that, if supported, would be covered by such policies.

         2.14 Minute Books. The minute books of the Company and each Subsidiary that have been made available to the Buyer for review constitute all of the minute books of the Company and each Subsidiary and contain a complete and accurate record of all resolutions and formal actions of the stockholders and directors (and any committees thereof) of the Company and each Subsidiary, in each case, in their respective capacities as such.

         2.15 Powers of Attorney. Except as set forth in Section 2.15 of the Disclosure Schedule, no Persons hold powers of attorney for the Company or any Subsidiary except for revocable limited powers of attorney granted in connection with ad valorem, franchise and other state and local taxes or other routine business matters.

         2.16 Finder's Fees. Except for fees payable to Merrill Lynch & Co. and Simmons & Company International, neither the Seller nor any Affiliate of the Seller has employed or retained any investment banker, broker, agent, finder or other Person, or incurred any obligation for brokerage fees, finder's fees or commissions, with respect to the sale by the Seller of the Shares or with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby any party hereto may be obligated to pay such a fee or commission. The Seller agrees to indemnify and hold the Buyer and its Affiliates harmless from and against any and all claims, liabilities or obligations with respect to all fees, commissions or expenses asserted by any Person (including Merrill Lynch & Co. and Simmons & Company International) on the basis of any act, statement, agreement or commitment alleged to have been made by the Seller or any Affiliate of the Seller with respect to any such fee, commission or expense.

         2.17     Tax Matters.

                  (a) All returns and reports of or with respect to any Taxes that are required to be filed on or before the Closing Date by or with respect to the Company or any Subsidiary ("Tax Returns") have been or will be duly and timely filed.

                  (b) All Taxes that are due with respect to the periods covered by such Tax Returns have been or will be timely paid in full.

                  (c) All Tax withholding requirements imposed on or with respect to the Company or any Subsidiary have been satisfied in full in all respects.

                  (d) No assessment, deficiency or adjustment has been asserted in writing or, to the knowledge of the Seller, otherwise with respect to any such Tax Return.

                  (e) There is not in force any extension of time with respect to the due date for the filing of any such Tax Return or any waiver or agreement for or consent to any extension of time for the assessment or payment of any Tax due with respect to the period covered by any such Tax Return.

         2.18     Employee Matters.

                  (a) Each Benefit Plan is listed in Section 2.18(a) of the Disclosure Schedule. True and correct copies of each of the following, to the extent applicable, have been made available to the Buyer with respect to each Benefit Plan: the most recent annual report (Form 5500) filed with the IRS, the plan document, the trust agreement, the most recent summary plan description and the most recent determination letter, if any, issued by the IRS with respect to any Benefit Plan intended to be qualified under Section 401 of the Code.

                  (b) With respect to the Benefit Plans, to the knowledge of the Seller, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any Subsidiary could be subject to any liability under the terms of such Benefit Plans, ERISA, the Code or any other applicable Law, except as would not have a Material Adverse Effect.

                  (c)     As to any Benefit Plan intended to be qualified under
Section 401 of the Code, to the knowledge of the Seller such Benefit Plan satisfies in form the requirements of Section 401 of the Code, except as would not have a Material Adverse Effect.

                  (d) Any Terminated Benefit Plan intended to have been qualified under Section 401 of the Code received a favorable determination letter from the IRS with respect to its termination, and no Terminated Benefit Plan was subject to Title IV of ERISA.

                  (e) To the knowledge of the Seller, there are no actions, suits or claims pending (other than routine claims for benefits) or threatened against, or with respect to, any of the Benefit Plans or their assets, except as would not have a Material Adverse Effect.

                  (f) There is no matter pending (other than routine qualification determination filings) with respect to any Benefit Plans before the IRS or the Department of Labor.

                  (g) All contributions required to be made to the Benefit Plans pursuant to their terms and provisions have been made timely.

                  (h)     No Benefit Plan is subject to Title IV of ERISA.

                  (i) In connection with the consummation of the transactions contemplated by this Agreement, no payments have been or will be made under any Benefit Plans or any of the programs, agreements, policies or other arrangements described in Section 2.18(k) of the Disclosure Schedule that, in the aggregate, would be nondeductible under Section 280G of the Code.

                  (j) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) require the Company or any Subsidiary to make a larger contribution to, or pay greater benefits under, any Benefit Plan or any of the programs, agreements, policies or other arrangements described in Section 2.18(k) of the Disclosure Schedule than it otherwise would or (ii) create or give rise to any additional vested rights or service credits under any Benefit Plan or any of such programs, agreements, policies or other arrangements.

                  (k) Except as set forth in Section 2.18(k) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to or is bound by any severance agreement, program or policy. True and correct copies of all employment agreements with officers of the Company and the Subsidiaries, and all vacation, overtime and other compensation policies of the Company and the Subsidiaries relating to their employees, have been made available to the Buyer.

                  (l) No Benefit Plan provides retiree medical or retiree life insurance benefits to any Person and neither the Company nor any Subsidiary is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code. Each Benefit Plan or other arrangement described in Section 2.18(l) of the Disclosure Schedule may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

                  (m) With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, that is not listed in Section 2.18(a) of the Disclosure Schedule but that is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by any corporation, trade, business or entity under common control with the Company, within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA ("Commonly Controlled Entity"), (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by any Commonly Controlled Entity, which liability has not been satisfied, (iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code, has been incurred and (iv) all contributions (including installments) to such plan required by Section 302 of ERISA and
Section 412 of the Code have been timely made.

                  (n) Neither the Company nor the Subsidiaries contributes to or has an obligation to contribute to, and has not at any time within six years prior to the Closing

Date contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

                  (o) To the knowledge of the Seller, neither the Company nor the Subsidiaries have encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or walkouts.


                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Seller as follows:

         3.1 Corporate Matters. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement, and all transactions contemplated hereby, have been duly authorized and approved by all necessary corporate action on the part of the Buyer. No further corporate action is necessary on the part of the Buyer to execute and deliver this Agreement or to perform its obligations hereunder, including consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and is a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the provisions hereof by the Buyer will not violate any provision of, or constitute a default under, any contract or other agreement to which the Buyer is a party or by which it is bound, or conflict with its Certificate of Incorporation or Bylaws, other than violations, defaults or conflicts that would not materially and adversely affect the ability of the Buyer to consummate the transactions provided for in this Agreement.

         3.2 Approvals and Authorizations. Other than notices given pursuant to the HSR Act, no Order or Authorization of, or exemption by, or the giving of notice to, or the registration with, or the taking of any other action in respect of, any Person not a party to this Agreement, including any Governmental Entity, and no filing, recording, publication or registration in any public office or any other place is now, or under existing law in the future will be, necessary on behalf of the Buyer to authorize the execution, delivery and performance of this Agreement by the Buyer or any other agreement contemplated hereby to be executed and delivered by the Buyer and the consummation of the transactions contemplated hereby or thereby or to effect the legality, validity, binding effect or enforceability thereof.

         3.3 Financing Commitments. The Buyer has delivered to the Seller true and complete copies of the Financing Commitments. The Financing Commitments have not been amended or modified and are in full force and effect.

         3.4 Finder's Fees. Neither the Buyer nor any Affiliate of the Buyer has employed or retained any investment banker, broker, agent, finder or other Person, or incurred any obligation for brokerage fees, finder's fees or commissions, with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby any party hereto may be obligated to pay such a fee or a commission. The Buyer agrees to indemnify and hold the Seller and its Affiliates harmless from and against any and all claims, liabilities or obligations with respect to all fees, commissions or expenses asserted by any Person on the basis of any act, statement, agreement or commitment alleged to have been made by the Buyer or any Affiliate of the Buyer with respect to any such fee, commission or expense.


                                   ARTICLE 4

                             ADDITIONAL AGREEMENTS

         4.1      Cooperation; Record Retention.

                  (a) In the event of, and for so long as any party is contesting or defending against, any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand asserted by a third Person (including any Governmental Entity) against or involving a party hereto in connection with (i) any transaction contemplated by this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company and the Subsidiaries, the other party will to the extent reasonably practicable cooperate with the contesting or defending party and its counsel in the contest or defense, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (except to the extent the contesting or defending party is entitled to indemnification therefor under Article 8 hereof).

                  (b) The Seller will cooperate with the Buyer, the Company and the Subsidiaries in making claims under insurance policies relating to automobile and general liability maintained prior to the Closing by the Seller or Affiliates of the Seller (other than the Company or any Subsidiary) for the benefit, in whole or in part, of the Company and the Subsidiaries with respect to claims asserted against the Company or any Subsidiary after the Closing that are based, in whole or in part, on events that occurred prior to the Closing.

                  (c) Except when a longer period is required by Law, each party hereto shall retain and shall ensure that its Affiliates retain, for a period of at least seven years following the Closing Date, all material information (including all material books and records) relating to the Business prior to the Closing Date. Notwithstanding the foregoing, either party hereto may offer in writing to deliver to the other party all or a portion of such information in its possession or that of its Affiliates and, if such offer is accepted in writing within 90 days after receipt thereof, the offering party shall promptly arrange for the delivery of such information to the accepting party (at the expense of the offering party). If such offer is not so accepted, the offered information may be destroyed or otherwise disposed of by the offering party at any time following such 90 day period.

         4.2      Employee Matters.

                  (a) The parties agree that the participation by the Company and the Subsidiaries in all employee benefit plans maintained by any other corporation, trade, business or entity under common control with the Company or the Subsidiaries, within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA, shall terminate as of the Closing Date.

                  (b) Any employees of the Company or any Subsidiary that remain employed with the Company, a Subsidiary or the Buyer or one of its Affiliates immediately after the Closing Date shall be referred herein as the "Transferred Employees".

                  (c) As a matter solely between the Seller and the Buyer, the Buyer agrees that (i) the employment of all employees of the Company and the Subsidiaries shall not be terminated by virtue of the consummation of the transactions contemplated hereby, (ii) the rate of base salary or wages of each Transferred Employee (other than any Transferred Employee subject to clause
(iii) of this Section 4.2(c)) will not be reduced by action of the Company or any Subsidiary for a period of six months following the Closing Date and (iii) if the employment of any Transferred Employee is terminated by the Company or any such Subsidiary within six months following Closing, other than for cause, the Company or such Subsidiary will provide to such terminated Transferred Employee, in lieu of any severance benefit that otherwise would be available under the severance policies of the Buyer and its Affiliates, the severance that such Transferred Employee would have received if the Transferred Employee had been entitled to receive severance from the Seller or any of its Affiliates, the Company or any Subsidiary in accordance with the severance policies (including, as applicable, the Weatherford Enterra Special Severance Payment Plan) of the Seller, the Company and the Subsidiaries previously provided to the Buyer, without giving effect to any provisions that eliminate the severance payment obligations as a result of a purchaser of the Company and the Subsidiaries offering the Transferred Employee employment. With respect to any Transferred Employee, the Buyer shall have no obligations to cause the Company or any Subsidiary to provide such employee with any benefits other than those that are currently provided by the Company or such Subsidiary or that are provided by the Buyer to similarly situated employees or any combination thereof. As of the Closing Date, the Buyer shall have no obligation hereunder to cause the Company or any Subsidiary to continue the employment of any Transferred Employee for a definite term or to continue or to pay any compensation pursuant to any bonus or incentive plan in effect at the Company or any Subsidiary on or before the Closing Date.

                  (d) In determining eligibility for and entitlement to vacation and other normal employee benefits (excluding stock-based plans and incentive programs) based on length of service by Transferred Employees under the Buyer's or its Affiliates' normal policies, service with the Company or an Affiliate of the Company shall be considered by the Buyer and its Affiliates as service with the Buyer and its Affiliates. In determining eligibility for and the amount of severance benefits to which the Transferred Employees may become entitled (other than with respect to termination of employment within six months following the Closing Date) upon termination of employment with the Company, a Subsidiary, the Buyer or one of its Affiliates after the Closing Date under the Buyer's (or other Affiliate that employs the Transferred Employees) normal severance policies, service with the Company or an Affiliate of the Company shall be considered as service with the Buyer and its Affiliates.

                  (e) The Buyer agrees to provide to all Transferred Employees the opportunity to participate in group health and other benefit plans maintained by it or its Affiliates for similarly situated employees. The Buyer agrees to waive all waiting periods and any pre-existing condition limitation for all Transferred Employees under the group health plan maintained by it or its Affiliates.

                  (f) The Buyer shall be fully responsible for all liabilities related to the termination by the Buyer of the employment of any of the Transferred Employees within 90 days after the Closing Date or such other period that would expose the Seller to liabilities under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101-2109, as a result of the premature termination by the Buyer of the employment of any of the Transferred Employees.

                  (g) The Seller shall be responsible for the severance obligations, if any, with respect to any employees who do not remain employed with the Company, a Subsidiary or the Buyer or one of its Affiliates immediately after the Closing Date.

                  (h) The Buyer and the Seller shall use their best efforts to agree on a procedure whereby the Seller and its Affiliates will continue to provide certain employee benefits to the Transferred Employees for a period of time immediately following the Closing and the Buyer will reimburse and indemnify the Seller and its Affiliates for their costs and liabilities related thereto.

         4.3      Repurchase of Uncollected Accounts Receivable.

                  (a) The Buyer shall cause the Company and the Subsidiaries to use commercially reasonable efforts to collect in full, consistent with the past practices of the Business, all accounts receivable of the Company and the Subsidiaries outstanding as of the Closing Date (the "Accounts Receivable"). If any Accounts Receivable shall not have been fully collected within 150 days following the Closing Date in an amount equal to the aggregate outstanding unpaid amounts thereof at the Closing, the Buyer shall have the option to cause the Company or the appropriate Subsidiary for a period of 30 days following the expiration of such 150 day period to tender to the Seller, and if tendered the Seller shall purchase, the unpaid portion of the Accounts Receivable, at a purchase price equal to the aggregate original outstanding amount of the Accounts Receivable less (i) net collections thereon from the Closing Date to the repurchase date and (ii) the Company's consolidated reserve for bad debts included in the Company's Closing Financial Statements; provided, however, the Buyer may not settle or compromise any of the Accounts Receivable without the prior written consent of the Seller.

                  (b) As a condition to any such repurchase, the Buyer shall cause the Company or the appropriate Subsidiary to convey to the Seller the unpaid Accounts Receivable to be repurchased, shall provide the Seller with sufficient detail regarding the unpaid Accounts Receivable and shall cause the Company or the appropriate Subsidiary to subrogate the rights to collection of the Company or any Subsidiary. The Buyer shall represent and warrant that (i) neither the Buyer nor the Company or any Subsidiary has transferred or conveyed the unpaid Accounts Receivable to any other Person, (ii) the unpaid Accounts Receivable are free and clear of any Liens and (iii) the Company or the appropriate Subsidiary has, with respect to any funds received from the customer that is a debtor with respect to an Account Receivable in partial payment of any Accounts Receivable owed to the Company or such Subsidiary, applied such funds to such Accounts Receivable in the order of age (i.e., with the oldest being paid first), except (A) for any Disputed Account Receivable, unless the customer directs that such funds be applied to a Disputed Account Receivable, and (B) for any payment that is directed by the customer to be applied to a specific Account Receivable. For purposes of this Section 4.3, a "Disputed Account Receivable" (I) shall mean an Account Receivable as to which the customer that is the debtor with respect thereto has communicated to the Company or such Subsidiary, in writing, that the customer disputes the propriety of payment of such Account Receivable, in whole or in part and (II) shall include the Account Receivable from Aker Gulf Marine.

                  (c) The Seller shall provide to the Buyer at Closing a list of the Disputed Accounts Receivable as of such date. If, following the Closing, the Company or any Subsidiary shall receive written evidence of a Disputed Account Receivable from the customer that is the debtor with respect thereto, the Company shall provide to the Seller a copy of such written evidence within 45 days of the Company's or such Subsidiary's receipt thereof.

                  (d) The Buyer agrees to act in good faith with respect to the Seller and this Section 4.3 in communicating with the customers that are obligated with respect to Accounts Receivable and will not encourage any such customers to dispute any Accounts Receivable that are outstanding as of the Closing Date or to direct payments to Accounts Receivable that become outstanding following the Closing Date.

                  (e) The assignment of the unpaid Accounts Receivable contemplated by this Section 4.3 shall be effected on the fifth Business Day following the date of tender thereof to the Seller against payment therefor as provided herein in immediately available funds. The Buyer shall provide to the Seller any documents or information reasonably requested by the Seller in connection with the Seller's collection of any unpaid Accounts Receivable repurchased from the Buyer.

         4.4 Cooperation. The Seller and the Buyer shall each use all commercially reasonable efforts (i) to take, or to cause to be taken, all appropriate action, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to obtain from any Governmental Entities any Authorizations or Orders required to be obtained by the Buyer or the Seller or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the performance of their obligations hereunder, (iii) to make all necessary filings, and thereafter to make promptly any other required submissions, with respect to this Agreement required under (A) the HSR Act or (B) any other applicable Law, Regulation or Order; provided, however, that the Buyer and the Seller shall cooperate with each other in connection with the making of all such filings and in supplying any information requested supplementally or by second request from any Governmental Entity. The Buyer and the Seller shall request early termination of the waiting period under the HSR Act with respect to the transactions contemplated hereby.

         4.5 Proprietary Information. The Seller shall retain the Proprietary Information in strict confidence and shall not, from and after the Closing, use or disclose the same for any purpose whatsoever, except as may be required by Law.

         4.6 Use of Corporate Names. All right, title and interest in and to the corporate names set forth in Section 2.6(b) of the Disclosure Schedule, or any derivations thereof, are vested in the Company or a Subsidiary. The Seller agrees that it will not take or cause to be taken any action that could reasonably be expected to adversely affect the right of the Company and the Subsidiaries to the use of such names or cause confusion with respect to the use of such names by the Company or any Subsidiary. All goodwill with respect to the use of the names will remain with the Company and the Subsidiaries, and the Seller will not have any rights to sue or recover against any Person with respect to the use of such names.

         4.7 Conduct of the Business. The Seller covenants and agrees with the Buyer that from and after the date hereof until the Closing, except as expressly authorized by this Agreement or as expressly consented to in writing by the Buyer, the Seller shall cause the Company and each of the Subsidiaries:

                  (a) to operate the Business only in the usual, regular and ordinary course with a view to maintaining the goodwill that the Company and the Subsidiaries now enjoy and, to the extent consistent with such operation, will use all reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve their relationships with their customers, suppliers, jobbers, distributors and other Persons having business relations with them;

                  (b) to maintain books of account and records of the Company and each of the Subsidiaries in the usual, regular and ordinary course and in accordance with the

Company's and the Subsidiaries' usual accounting practices applied on a consistent basis;

                  (c) to comply in all material respects with all Laws, Orders and Regulations applicable to the Company and the Subsidiaries and to the conduct of the Business;

                  (d) to preserve and maintain all Proprietary Rights and not to sell, assign, transfer, lease or otherwise dispose of any Proprietary Rights; and

                  (e) to maintain and keep the properties and assets that are material to the Company and the Subsidiaries, taken as a whole, in as good repair and condition as on the date of this Agreement, ordinary wear and tear excepted, and to maintain supplies and inventories in quantities consistent with their customary business practices.

         4.8 Negative Covenants. The Seller covenants and agrees with the Buyer that, from and after the date of this Agreement until the Closing, except as expressly authorized by this Agreement or as expressly consented to in writing by the Buyer, the Seller shall not permit the Company or any
Subsidiary:

                  (a)     (i)     to increase in any material respect the
compensation payable to or to become payable to any employee of the Company or any Subsidiary, except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with past practice;
(ii) to grant in any material respect any severance or termination pay (other than pursuant to the normal severance policy of the Company and the Subsidiaries as in effect on the date of this Agreement) to, or to enter into or to amend any employment or severance agreement with, any director, officer or employee of the Company or any Subsidiary; (iii) to establish, adopt or enter into any new Benefit Plan; or (iv) except as required by applicable Law, to amend any Benefit Plan or accelerate vesting with respect to any Benefit Plan;

                  (b) to declare or to pay any dividend on, or to make any other distribution in respect of, outstanding shares of capital stock or other equity interests of the Company or any Subsidiary, except for dividends or any other distributions by a Subsidiary to the Company;

                  (c)     (i)     to redeem, purchase or acquire, or to offer
to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in (other than any such acquisition by the Company or any Subsidiary directly from any other Subsidiary in exchange for funds paid to such other Subsidiary), or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any Subsidiary; (ii) to effect any recapitalization of the Company or any Subsidiary; or (iii) to split, combine or reclassify any of the capital stock of, or other equity interests in, the Company or any Subsidiary or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock or such equity interests;

                  (d) (i) to offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any Subsidiary; or (ii) to grant any Lien with respect to any shares of capital stock of, or other equity interests in, a Subsidiary held by the Company;

                  (e) to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice), in each case, that are material to the Company and the Subsidiaries, taken as a whole;

                  (f) to sell, lease, exchange or otherwise dispose of, or to grant any Lien (other than a Permitted Lien) with respect to, any of the assets of the Company or any Subsidiary that are material to the Company and the Subsidiaries, taken as a whole, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice;

                  (g)     (i)     to change any of its methods of accounting in
effect at December 31, 1996, (ii) to make or rescind any election relating to Taxes, (iii) to settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the cost to the Company and the Subsidiaries of such settlements or compromises, individually or in the aggregate, does not exceed $250,000), or
(iv) to change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1995, except, in each case, as may be required by applicable Law or generally accepted accounting principles;

                  (h) to incur any material Debt Obligations, other than undiscounted, noninterest bearing, demand obligations or indebtedness to Weatherford or an Affiliate of Weatherford;

                  (i) other than Permitted Liens, to pledge or otherwise create, or suffer to exist, a security interest in any of the Shares; or

                  (j) to permit any insurance policy naming the Company or a Subsidiary as a beneficiary or a loss payee to be canceled or terminated or any of the coverage thereunder to lapse unless simultaneously with such termination or cancellation replacement policies providing substantially the same coverage are in full force and effect.

         4.9 Governmental Filings. As promptly as practicable after the execution of this Agreement, the Buyer and the Seller shall, in cooperation with the other, file any reports or notifications that may be required to be filed by it under applicable law, including filings under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other.

         4.10     Access to Information.

                  (a) Prior to the Closing, the Buyer may make such investigation of the business and properties of the Company and the Subsidiaries as the Buyer may desire and, upon reasonable prior notice, the Seller shall give, or shall cause to be given, to the Buyer and its counsel, accountants and other representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the property, books, commitments, agreements, records, files and personnel of the Company and the Subsidiaries, and the Seller shall furnish, or shall cause to be furnished, to the Buyer during that period all copies of documents and information concerning the Company and the Subsidiaries as the Buyer may reasonably request, subject to applicable Law. The Buyer shall not disclose, and shall cause its counsel, accountants and other agents and representatives not to disclose, such information and documents unless such information or documents (i) already are in the possession of the Buyer, provided that such information or documents are not subject to a confidentiality agreement with or other obligation of secrecy to the Company or any of its Affiliates, or (ii) become generally available to the public through no fault of the Buyer or any of its representatives. The Seller shall use reasonable efforts to cause the Company's auditors to make available to the Buyer and to its authorized accountants and other representatives access during normal business hours to the work papers prepared by such auditors relating to the Company's Financial Statements.

                  (b) From and after the Closing Date, each party hereto shall afford, and shall ensure that its Affiliates afford, to the other party and to its authorized accountants, attorneys and other representatives reasonable access and duplicating rights (all such duplication costs to be borne by the requesting party) during normal business hours to all material books and records relating to the Business as conducted prior to the Closing Date that are within the possession or control of the officers or employees of the former to the extent that such access is reasonably required for audit, accounting, third party claims and litigation and tax purposes, as well as for the purposes of fulfilling disclosure and reporting obligations; provided, however, that such purposes shall not include competitive purposes or claims or litigation between the parties. Notwithstanding the foregoing, the providing party need not provide access to books and records if such access may be reasonably deemed to result in a waiver of privilege by the providing party.

                                   ARTICLE 5

                        JOINT CONDITIONS TO THE CLOSING

         The obligations of each party to this Agreement to effect the transactions contemplated hereby to occur at the Closing shall be subject to the satisfaction or, to the extent permitted by Law, waiver of each of the following conditions:

         5.1 Laws, Regulations and Orders. All requirements of any applicable Law, Regulation or Order necessary for the valid consummation of the transactions contemplated herein to occur at the Closing shall have been fulfilled (including the termination or expiration of the applicable waiting period under the HSR Act), and all filings required to be made with any Governmental Entity under any applicable Law, Regulation or Order and all Authorizations required to be obtained from any Governmental Entity under any applicable Law, Regulation or Order, in each case, to permit the Seller or the Buyer to consummate the transactions contemplated hereby to occur at the Closing, shall have been made or obtained (other than any requirement the nonfulfillment of which and any Authorization the nonreceipt of which would not have a material adverse effect on the Seller, the Buyer or the Company and the Subsidiaries, taken as a whole).

         5.2 No Restraining Order; Absence of Certain Actions. No temporary restraining Order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated hereby to occur at the Closing shall be in effect.

         5.3 Foreign Facilities Arrangements. The Buyer (or its Affiliates) and the Seller (or its Affiliates) shall have entered into mutually acceptable arrangements regarding the leasing on a month-to-month basis for a period of up to six months of the facilities used by the Company or the Subsidiaries in Djakarta, Singapore and Dubai.


                                   ARTICLE 6

                         BUYER'S CONDITIONS TO CLOSING

         The obligation of the Buyer to purchase the Shares as contemplated hereby is, at the option of the Buyer, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which, to the extent permitted by applicable Law, may be waived by the Buyer in writing; provided, however, the Buyer's election to proceed with the Closing shall not be deemed a waiver of any breach of any representation, warranty or covenant herein, whether or not known to the Buyer or existing on the Closing Date, and such action shall not prejudice the Buyer's right to recover damages for any such breach.

         6.1 Representations, Warranties and Covenants. The representations and warranties of the Seller contained in this Agreement shall be true, correct and complete in all respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on and as of such date, except for any changes during the period from the date hereof until the Closing Date required or permitted by this Agreement. Each and all of the agreements and covenants of the Seller to be performed or complied with by it on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all material respects. The Seller shall have delivered to the Buyer a certificate signed by one of the Seller's duly authorized officers dated the Closing Date regarding the matters set forth in this Section 6.1.

         6.2 Good Standing. The Seller shall have delivered to the Buyer certificates or other instruments, each dated as of a recent date, issued by the Secretary of State or other appropriate authority of the jurisdictions of incorporation of the Company and each Subsidiary incorporated in the United States, as well as each State in which the Company or any Subsidiary incorporated in the United States is qualified to do business as a foreign corporation as provided in Section 2.1(a) of the Disclosure Schedule, evidencing the good standing of each of the Company and the Subsidiaries in each such state or jurisdiction.

         6.3 Instruments of Transfer. The Seller shall have delivered to the Buyer the certificates evidencing the Shares and shall have executed, acknowledged and delivered to the Buyer such stock powers and other instruments of transfer, assignment and conveyance, in form and substance mutually agreeable, as shall be necessary to vest in the Buyer all the right, title and interest in and to the Shares.

         6.4 Financing. The Buyer shall have received such funds contemplated by the Financing Commitments as at least equal the Closing Payment.

         6.5 Consents of Third Persons. A copy of all consents from third Persons that are listed in Section 2.4(a) of the Disclosure Schedule shall have been delivered to the Buyer.

         6.6 Resolutions. The Buyer shall have received certified copies of resolutions of the Board of Directors of the Seller approving this Agreement and the transactions contemplated hereby.

         6.7 Resignations. The Buyer shall have received written resignations of each of the directors of the Company and of each wholly-owned Subsidiary.

         6.8 Corporate Records. The Seller shall have delivered, or caused to be delivered, to the Buyer, possession of the stock registers, minute books and corporate books and records for the Company and each of the Subsidiaries.

                                   ARTICLE 7

                         SELLER'S CONDITIONS TO CLOSING

         The obligation of the Seller to sell and deliver the Shares as contemplated hereby is, at the option of the Seller, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which, to the extent permitted by applicable Law, may be waived by the Seller in writing; provided, however, the Seller's election to proceed with the closing of the transactions contemplated hereby shall not be deemed a waiver of any breach of any representation, warranty or covenant herein, whether or not known to the Seller or existing on the Closing Date, and such action shall not prejudice the Seller's right to recover damages for any breach.

         7.1 Representations, Warranties and Covenants. The representations and warranties of the Buyer contained in this Agreement shall be true, correct and complete in all respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on and as of such date. Each and all of the agreements and covenants of the Buyer to be performed or complied with by it on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all material respects. The Buyer shall have delivered to the Seller a certificate signed by one of the Buyer's duly authorized officers, dated the Closing Date, regarding the matters set forth in this Section 7.1.

         7.2 Good Standing. The Buyer shall have delivered to the Seller a certificate, dated as of a recent date, issued by the Secretary of State of Delaware, evidencing the good standing of the Buyer in Delaware.

         7.3 Receipt of the Shares. The Seller shall have received the Closing Payment from the Buyer and the Buyer shall have duly executed and delivered to the Seller an instrument acknowledging receipt of the Shares in form and substance mutually agreeable.

         7.4 Resolutions. The Seller shall have received certified copies of resolutions of the Board of Directors of the Buyer approving this Agreement and the transactions contemplated hereby.


                                   ARTICLE 8

                                INDEMNIFICATION

         8.1 Survival Period. The several representations and warranties of the parties to this Agreement shall survive the Closing Date and shall remain in full force and effect for the period from the Closing Date through June 30, 1999, except in the case of Section 2.10 hereof, as to which the period of survival shall be from the Closing Date until June 30, 2000, and except in the case of Section 2.17 hereof, as to which the period of survival shall be from the Closing Date until one day after the expiration of the statute of limitations (including extensions) applicable to the Taxes that are the subject thereof. Each of the periods during which the representations and warranties shall survive is referred to herein with respect to such representations and warranties as the "Survival Period". Such representations and warranties shall be effective with respect to any inaccuracy therein or breach thereof (and a claim for indemnification under this Article 8 may be made thereon) if a written notice asserting the claim shall have been duly given in accordance with this Article 8 within the Survival Period with respect to such matter. All covenants and agreements contained herein shall survive without limitation. Any claim for indemnification made during the Survival Period shall be valid and the representations and warranties relating thereto shall remain in effect for purposes of such indemnification notwithstanding that such claim may not be resolved within the Survival Period.

         8.2 Indemnification by the Seller. Except as otherwise limited by this Article 8, the Seller agrees to indemnify, defend and hold the Buyer, the Company and the Subsidiaries and each of their officers, directors, employees, agents, stockholders and controlling Persons and their respective successors and assigns harmless from and against and in respect of Damages actually suffered, incurred or realized by such party (collectively, "Buyer Losses"), arising out of or resulting from or relating to any misrepresentation, breach of warranty or breach of any covenant or agreement made or undertaken by the Seller in this Agreement. Notwithstanding the foregoing, the Seller shall not be liable under this Section 8.2 in respect to a misrepresentation or breach of warranty unless and until the aggregate amount of any Buyer Losses for which the Buyer is entitled to indemnification pursuant to such clause from all such Persons exceeds $500,000 and then only for those Buyer Losses that in the aggregate exceed $500,000; provided, however, that liability for those Buyer Losses under this Section 8.2 shall not exceed the Cash Purchase Price. For purposes of determining the Buyer's right to indemnification for a misrepresentation or breach of warranty made by the Seller in this Agreement, all such representations and warranties that have been made subject to a materiality qualification, except to the extent the word "material" is used to modify any income, asset, expense, liability, property, obligation or insurance policy in Section 2.5, 2.6(a), 2.7(a)(iii) or 2.13, shall be deemed to have been made without that qualification.

         8.3 Indemnification by the Buyer. Except as otherwise limited by this Article 8, the Buyer agrees to indemnify, defend and hold the Seller and each of its officers, directors, employees, agents, stockholders and controlling Persons and its successors and assigns harmless from and against and in respect of Damages actually suffered, incurred or realized by such party (collectively, "Seller Losses"), arising out of or resulting from any misrepresentation, breach of warranty or breach of any covenant or agreement made or undertaken by the Buyer in this Agreement.

         8.4 Procedure. All claims for indemnification under this Article 8 shall be asserted and resolved as follows:

                  (a) An Indemnitee shall promptly give the Indemnitor notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Losses, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of such matter. Failure to provide such notice shall not relieve the Indemnitor from any liability that it may have under this
Article 8 except to the extent it has been materially prejudiced by such failure or from any liability that it may have to an Indemnitee otherwise than under this Article 8.

                  (b) The obligations and liabilities of an Indemnitor under this Article 8 with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article 8 ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnitee shall receive notice of any Third Party Claim, the Indemnitee shall give the Indemnitor prompt notice of such Third Party Claim and the Indemnitor may, at its option, assume and control the defense of such Third Party Claim at the Indemnitor's expense and through counsel of the Indemnitor's choice reasonably acceptable to Indemnitee. If the Indemnitor assumes the defense against any such Third Party Claim as provided above, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability, shall cooperate with the Indemnitor in such defense and will use reasonable efforts to make available to the Indemnitor, at the Indemnitor's expense, all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as may be reasonably required by the Indemnitor. If the Indemnitor does not elect to conduct the defense against any such Third Party Claim, the Indemnitor shall pay all reasonable costs and expenses of such defense as incurred and shall cooperate with the Indemnitee (and be entitled to participate) in such defense and use reasonable efforts to make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as may be reasonably required by the Indemnitee. No Third Party Claim may be settled without the written consent of the Indemnitee unless such settlement includes an unconditional release of the Indemnitee from all liability arising out of such Third Party Claim.

                  (c) With respect to any Buyer Loss for which the Seller is required to indemnify and defend the Buyer pursuant to the terms of this Agreement and that requires any removal, remedial, response, clean-up or other corrective action on property that is owned by or under the control of the Company or a Subsidiary ("Remedial Action") to address conditions that cause, contribute to or are associated with such Buyer Loss, the Seller may elect to satisfy such Buyer Loss by implementing and completing such Remedial Action. Any Remedial Action implemented and completed by the Seller shall achieve cleanup standards appropriate for industrial facilities, as such standards exist under Environmental Laws at the time the Remedial Action is conducted. However, the Seller's obligation to indemnify and defend the Buyer shall be limited to the cost of the Remedial Action necessary to achieve cleanup standards appropriate for industrial facilities, as such standards exist under Environmental Laws as of the Closing Date, and the Buyer shall pay the portion of the cost of the Remedial Action that is in excess of the cost of the Remedial Action that would have been necessary to achieve cleanup standards appropriate for industrial facilities, as such standards exist under Environmental Laws as of the Closing Date. The Seller shall endeavor to plan, design, implement and perform such Remedial Action without undue delay and in a manner that does not unreasonably interfere with the operations and requirements of the Business. At the request of the Company, the Seller shall use commercially reasonable efforts to cause the Company and the Buyer to be listed as additional insureds under an insurance policy of either the Seller or the remediation contractor or contractors retained by the Seller that may provide coverage with respect to such Remedial Action, but only with respect to liability for bodily injury or property damage arising out of the performance of the Remedial Action. The Seller also shall provide the Buyer with copies of all reports, plans and correspondence submitted to any Governmental Entity with respect to such Remedial Action.

         8.5 Limitation. No claim for indemnification under this Article 8 may be asserted subsequent to the applicable Survival Period; provided, however, that any claim for indemnification under this Article 8 made during the applicable Survival Period shall be valid notwithstanding that such claim may not be resolved within the applicable Survival Period.

         8.6 Payment. Payment of any amounts due pursuant to this Article 8 shall be due and payable within ten Business Days after notice is received by the Indemnitor.

         8.7 Failure to Pay Indemnification. If and to the extent the Indemnitee shall make written demand upon the Indemnitor for indemnification pursuant to this Article 8 and the Indemnitor shall refuse or fail to pay in full within ten Business Days of such written demand the amounts demanded pursuant hereto and in accordance herewith, then the Indemnitee may utilize any legal or equitable remedy to collect from the Indemnitor the amount of its Losses and the Indemnitor shall pay, in addition to the Losses, the costs and expenses of the Indemnitee in exercising its rights under this Section 8.7. Nothing contained herein is intended to limit or constrain the Indemnitee's rights against the Indemnitor for indemnity, the remedies herein being cumulative and in addition to all other rights and remedies of the Indemnitee.

         8.8 Adjustment of Liability. The amount which an Indemnitee shall be entitled to receive from an Indemnitor with respect to any indemnifiable Losses under this Article 8 shall be net of any insurance recovery by the Indemnitee on account of such Losses from an unaffiliated party and net of the amount of a tax benefit actually realized by the Indemnitee on account of such Losses.

         8.9 Release. In consideration for the agreement of the Seller to indemnify and defend the Buyer in the manner provided in this Agreement, the Buyer, the Company and the Subsidiaries hereby release, acquit and forever discharge the Seller and Weatherford from any claim, demand or cause of action the Buyer, the Company or any Subsidiary may have against the Seller or Weatherford (including any right of contribution or reimbursement provided under any Environmental Law), but only to the extent that (a) such claim, demand or cause of action relates to matters that are the subject of indemnification under Section 8.2 hereof and (b) all such indemnification obligations of the Seller are performed in full in accordance with the terms of this Agreement.

         8.10 Express Negligence. THE FOREGOING INDEMNITIES SET FORTH IN THIS ARTICLE 8 ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING TEXAS' EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE

LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

         8.11 Specific Claims. The Seller agrees that it will at the Closing assume from the Company or the appropriate Subsidiary the specific Third Party Claims and the potential claims referred to in Section 8.11 of the Disclosure Schedule (the "Retained Claims") and will, at its own expense and through counsel chosen by the Seller, have complete control of the defense of the Retained Claims. The Buyer agrees to cause the Company and the Subsidiaries to cooperate with the Seller in such defense and shall use reasonable efforts to make available to the Seller, at the Seller's expense, all witnesses, pertinent records, materials and information in their possession, or under their control, following the Closing relating thereto as may be reasonably required by the Seller. In addition, the Seller agrees to indemnify, defend and hold the Buyer, the Company and the Subsidiaries and their respective successors and assigns harmless, without regard to any of the limitations imposed by the second sentence of Section 8.2 hereof, from and against and in respect of Buyer Losses arising out of or resulting from or relating to the Retained Claims.

                                   ARTICLE 9

                                  TERMINATION

         9.1 Events of Termination. The obligation to close the transactions contemplated by this Agreement may be terminated by:

                  (a)     mutual agreement of the Buyer and the Seller;

                  (b) the Buyer, if a material default shall be made by the Seller in the observance or in the due and timely performance by the Seller of any agreements and covenants of the Seller herein contained, or if there shall have been a breach by the Seller of any of the warranties and representations of the Seller herein contained, and such default or breach has not been cured or has not been waived within 10 days of written notice thereof;

                  (c) the Seller, if a material default shall be made by the Buyer in the observance or in the due and timely performance by the Buyer of any agreements and covenants of the Buyer herein contained, or if there shall have been a breach by the Buyer of any of the warranties and representations of the Buyer herein contained, and such default or breach has not been cured or has not been waived within 10 days of written notice thereof; or

                  (d) the Buyer or the Seller, provided the terminating party has not materially breached any of its agreements, covenants, representations or warranties, if the Closing shall not have occurred on or before July 7, 1997.

         9.2 Liability Upon Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of this

Article 9, then the provisions of the second sentence of Section 4.10(a) hereof and the provisions of Section 12.2 hereof shall survive any such termination and neither party hereto shall have any other obligations or liability to the other party, except that nothing herein and no such termination shall relieve
(a) the Seller from liability if the Buyer terminates this Agreement pursuant to Section 9.1(b) hereof or (b) the Buyer from liability if the Seller terminates this Agreement pursuant to Section 9.1(c) hereof.

         9.3 Notice of Termination. The parties hereto may exercise their respective rights of termination under this Article 9 only by delivering written notice to that effect to the other party or parties, provided, however, that such notice must be received on or before the Closing Date.


                                   ARTICLE 10

                          DEFINITIONS OF CERTAIN TERMS

         In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise indicates, both for purposes of this Agreement and the Disclosure Schedule:

         10.1 "Accounts Receivable" shall have the meaning given such term in Section 4.3(a) hereof.

         10.2 "Affiliate" shall mean, with respect to any Person, an individual or entity that, directly or indirectly, controls, is controlled by or is under common control with such Person. For this purpose, "control" and its variants shall mean the ability of a Person to control the management and policies of another Person. In the case of the Seller, the term "Affiliate" shall not include either the Company or any Subsidiary.

         10.3 "Agreement" shall mean this Stock Purchase Agreement between the Seller and the Buyer, joined herein by Weatherford for the limited purposes set forth herein, as amended from time to time by such parties.

         10.4 "Authorization" shall mean any license, permit, consent, waiver, franchise, authorization or approval of any Person, including any Governmental Entity.

         10.5 "Benefit Plans" shall mean, any employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, any employee welfare benefit plan (whether or not insured), as defined in Section 3(1) of ERISA, any plans that would be employee pension benefit plans or employee welfare benefit plans if they were subject to ERISA, such as foreign plans and plans for directors, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock or other stock plan (whether qualified or nonqualified) and any bonus or incentive compensation plan currently sponsored, maintained or contributed to by the Company or any Subsidiary for the benefit of any of the present or former directors, officers, employees, agents, consultants or other similar representatives providing services to or for the Company or any Subsidiary in connection with such services; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday and sick or other leave policies, (b) workers compensation insurance and (c) directors and officers liability insurance.

         10.6 "Business" shall mean the businesses and operations of the Company and the Subsidiaries relating to the design, assembly, installation and commission of instrumentation and electrical control and safety systems and the provision of engineering and technical services, including the testing, maintenance and upgrade of existing instrumentation and electrical control and safety systems.

         10.7 "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized by law to close.

         10.8     "Buyer" shall have the meaning specified in the preamble.

         10.9     "Buyer Losses" shall have the meaning given such term in
Section 8.2 hereof.

         10.10 "Cash Purchase Price" shall mean the amount of the Closing Payment plus the amount, if any, by which the total stockholder's equity reflected in the Company's Closing Financial Statements (determined in accordance with Section 1.4(a) hereof) shall exceed $17,991,000 or minus the amount, if any, by which $17,991,000 exceeds such total stockholder's equity.

         10.11 "CERCLA" shall mean the Comprehensive Environmental, Response, Compensation and Liability Act of 1980.

         10.12 "Closing" shall mean the closing of the transactions contemplated by this Agreement.

         10.13    "Closing Date" shall have the meaning given such term in
Section 1.3 hereof.

         10.14    "Closing Payment" shall have the meaning given such term in
Section 1.2(a) hereof.

         10.15 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or similar provisions of legislation replacing such law from time to time.

         10.16 "Commonly Controlled Entity" shall have the meaning given such term in Section 2.18(m) hereof.

         10.17 "Company" shall have the meaning given such term in the recitals to this Agreement.

         10.18 "Company's Closing Financial Statements" shall have the meaning given such term in Section 1.4(a) hereof.

         10.19 "Company's Financial Statements" shall mean the unaudited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 1996, and the related consolidated statements of income, cash flows and changes in stockholder's equity for the year ended December 31, 1996, together with the notes thereto.

         10.20 "Contracts and Other Agreements" shall mean all executory contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses, commitments or binding arrangements, whether express or implied, oral or written, to which the Company or any Subsidiary is a party or bound or to which their properties or assets are subject.

         10.21 "Damages" shall mean any and all liabilities, losses, damages, demands, assessments, claims, costs and expenses (including interest, awards, judgments, penalties, settlements, fines, costs of remediation, diminutions in value, costs and expenses incurred in connection with investigating and defending any claims or causes of action (including attorneys' fees and expenses and all fees and expenses of consultants and other professionals)).

         10.22 "Debt Obligations" shall mean any note, bond, debenture, purchase money obligation or capitalized lease obligation, any contract, agreement, indenture or other instrument relating to the borrowing of money, any obligation in support of any letter of credit, performance bond or similar undertaking issued by a third party or any guarantee, suretyship agreement or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business). Such term shall not include trade accounts payable incurred in the ordinary course of business conducted in accordance with past practice.

         10.23 "Disclosure Schedule" shall mean the disclosure schedule delivered to the Buyer.

         10.24 "Disputed Account Receivable" shall have the meaning given such term in Section 4.3(b) hereof.

         10.25 "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations or final and nonappealable orders of any governmental authority pertaining to the environment in effect as of the Closing Date and applicable to the Company or any of the Subsidiaries, including the Clean Air Act, CERCLA, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, any state or local Laws implementing the foregoing federal Laws, and any state Laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance and closure of pits and impoundments, and all other environmental conservation or protection Laws. "Environmental Laws" does not include the Occupational Safety and Health Act or any other federal, state or local Law, statute, ordinance, regulation or order governing worker safety or workplace conditions.

         10.26 "Environmental Permit" shall mean any permit, license, approval, registration, identification number or other authorization with respect to the Business under any applicable Environmental Law.

         10.27 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         10.28    "Final Statement" shall have the meaning given such term in
Section 1.4(a) hereof.

         10.29 "Financing Commitments" shall mean (i) that certain commitment to lend the Company funds dated May 5, 1997 issued by Texas Commerce Bank National Association and Chase Securities, Inc. for and on behalf of the Company and (ii) that certain commitment dated May 7, 1997 issued by an Affiliate of the Buyer to invest funds in the equity of the Buyer, which commitments together will provide funds at least equal to the Closing Payment.

         10.30 "Governmental Entity" shall mean any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         10.31 "Hazardous Materials" shall mean any (a) petroleum or petroleum products, (b) hazardous substances as defined by Section 101(14) of CERCLA and (c) any other chemical, substance or waste that is regulated by any Governmental Entity under any Environmental Law.

         10.32 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

         10.33    The term "including" shall mean including without limitation.

         10.34 "Indemnitee" shall mean the Person or Persons indemnified or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Section 8.2 or Section 8.3 hereof, as the case may be.

         10.35 "Indemnitor" shall mean the Person or Persons having the obligation to indemnify pursuant to the provisions of Section 8.2 or Section
8.3 hereof, as the case may be.

         10.36 "Intercompany Payable" shall have the meaning given such term in Section 1.2(e) hereof.

         10.37 "Intercompany Receivable" shall have the meaning given such term in Section 1.2(e) hereof.

         10.38    "IRS" shall mean the Internal Revenue Service.

         10.39 The term "knowledge" shall mean, when used with respect to the Seller, the actual, present knowledge of Philip Rundle, David Volz and Barbara Maique, after each such person has been involved in the due diligence review described in Annex B.

         10.40 "Law" shall mean any law, statute or ordinance of the United States of America or any political subdivision thereof, any foreign country or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality.

         10.41 "Lien" shall mean any lien, pledge, adverse claim, charge, security interest, constructive trust or other encumbrance, option, defect or other rights of any third Person of any nature whatsoever.

         10.42 "Losses" shall mean Seller Losses or Buyer Losses, as the case may be.

         10.43 "Material Adverse Effect" shall mean a single event, occurrence or fact that, together with all other events, occurrences and facts that could reasonably be expected to result in a loss to the Business, would have, or might reasonably be expected to have, a material adverse effect on the assets, liabilities (absolute or contingent), results of operations, condition (financial and other) or business of the Company and the Subsidiaries, taken as a whole.

         10.44 "Order" shall mean any judgment, order or decree of any Governmental Entity, including any court or arbitration tribunal.

         10.45 "Permitted Liens" shall mean (a) Liens securing or relating to liabilities or obligations of the Company or any Subsidiary that are disclosed in the Company's Financial Statements, (b) Liens for current taxes and assessments not yet due, (c) inchoate mechanic and materialmen Liens for construction in progress, (d) inchoate workmen, repairmen, warehousemen and carriers' Liens arising in the ordinary course of business, (e) Liens created by the Buyer and (f) such Liens and imperfections of title with respect to real property owned in fee simple by the Company or any Subsidiary as would not have a Material Adverse Effect.

         10.46 "Person" shall mean a corporation, an association, a partnership, an organization, a business, an individual or a Governmental Entity.

         10.47 "Proprietary Information" shall mean collectively (a) Proprietary Rights and (b) any and all other information and material proprietary to the Company and the Subsidiaries, owned, possessed or used by the Company and the Subsidiaries, whether or not such information is embodied in writing or other physical form, and which is not generally known to the public, that (i) relate to financial information regarding the Company or any of the Subsidiaries, including (A) business plans and (B) sales, financing, pricing and marketing procedures or methods of the Company and the Subsidiaries or (ii) relate to specific business matters concerning the Company and the Subsidiaries, including the identity of or other information regarding sales personnel or customers of the Company and the Subsidiaries.

         10.48 "Proprietary Rights" means all patents, inventions, shop rights, know how, trade secrets, designs, plans, manuals, computer software, specifications, confidentiality agreements, confidential information and other proprietary technology and similar information; all registered and unregistered trademarks, service marks, logos, trade and corporate names (including the names "Total Engineering Services Team", "Test", "Test International" and "Nana" and all derivations thereof) and all other trademark rights; all registered and unregistered copyrights; and all registrations for, and applications for registration of, any of the foregoing, that are used in the conduct of the Business.

         10.49 "Regulation" shall mean any rule or regulation of any Governmental Entity having the effect of law in the jurisdiction in which such Governmental Entity is located.

         10.50    "Remedial Action" shall have the meaning given such term in
Section 8.4(c) hereof.

         10.51    "Retained Claims" shall have the meaning given such term in
Section 8.11 hereof.

         10.52    "Seller" shall have the meaning specified in the preamble.

         10.53    "Seller Losses" shall have the meaning given such term in
Section 8.3 hereof.

         10.54    "Seller's Portion" shall have the meaning given such term in
Section 11.2 hereof.

         10.55    "Shares" shall have the meaning given such term in Section
1.1 hereof.

         10.56 "Subsidiaries" shall mean Test International E.C., Nana Test, Inc., Test International, TEST, Inc. and Test Saudi Arabia Ltd. and "Subsidiary" shall mean any of them.

         10.57    "Survival Period" shall have the meaning given such term in
Section 8.1 hereof.

         10.58 "Taxes" shall mean all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, property, windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing Taxes.

         10.59    "Tax Items" shall have the meaning given such term in
Section 11.1(a) hereof.

         10.60    "Tax Returns" shall have the meaning given such term in
Section 2.17 hereof.

         10.61 "Terminated Benefit Plans" shall mean Benefit Plans that were sponsored, maintained or contributed to by the Company or any Subsidiary within six years prior to the date of this Agreement but that have been terminated prior to the date of this Agreement.

         10.62 "Third Party Claims" shall have the meaning given such term in Section 8.4(b) hereof.

         10.63 "Transferred Employees" shall have the meaning given such term in Section 4.2(b) hereof.

         10.64 "Weatherford" shall have the meaning specified in the preamble.


                                   ARTICLE 11

                                  TAX MATTERS

         11.1     Tax Returns for Pre-Closing Periods.

                  (a) The Seller shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of the affiliated group of corporations filing a consolidated income Tax Return of which the Seller is a member for all periods ending on or before the Closing Date, all items of income, gain, loss, deduction and credit and other tax items ("Tax Items") of the Company and each Subsidiary that are required to be included therein, shall cause such Tax Returns to be timely filed with the appropriate taxing authorities and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by such Tax Returns.

                  (b) With respect to any Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date with respect to the Company or any Subsidiary that is not described in Section 11.1(a) hereof, the Seller shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, shall cause such Tax Return to be filed timely with the appropriate taxing authority and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return.

         11.2 Tax Returns for Post-Closing Periods. With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the

Closing Date that is required to be filed after the Closing Date with respect to the Company or any Subsidiary, the Buyer shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, shall furnish a copy of such Tax Return to the Seller, shall file timely such Tax Return with the appropriate taxing authority and shall be responsible for the timely payment (and be entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return. The Buyer shall determine (by an interim closing of the books as of the Closing Date except for ad valorem Taxes, which shall be prorated on a daily basis) the portion of the Tax due with respect to the period covered by such Tax Return that is attributable to the portion of such taxable period ending on the Closing Date (the "Seller's Portion") and shall notify the Seller in writing of its determination of the Seller's Portion. The Buyer shall provide the Seller access to copies of all work papers and other relevant documents to verify the Seller's computations with regard to the determination of the Seller's Portion. The Seller shall have a period of 15 calendar days after delivery to it of such written notification to review it and make any objections the Seller may have in writing to the Buyer. If written objections to the determination of the Seller's Portion are delivered to the Buyer within such 15 day period, then the Buyer and the Seller shall attempt to resolve the matter or matters in dispute. If no written objections are made within the time period provided above, the Seller shall pay to the Buyer an amount equal to the Seller's Portion not later than five Business Days after the end of such 15 day period. If the Buyer and the Seller cannot agree on the computation, the matter shall become subject to the provisions of Section 1.4(b) hereof.

         11.3 Allocation of Franchise Taxes. Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to the Company or any Subsidiary shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such Tax. With respect to any franchise Tax so allocated to the taxable period in which the Closing Date occurs: (i) the amount of such franchise Tax shall be prorated on a daily basis between the portion of such taxable period ending on the Closing Date and the remaining portion of such taxable period and (ii) if the amount of such franchise Tax paid as of the Closing Date exceeds the amount so prorated to the portion of such taxable period ending on the Closing Date, the excess shall constitute a purchase price adjustment in favor of the Seller for purposes of determining the purchase price adjustment pursuant to Section 1.4 hereof.

         11.4 Preparation of Tax Returns. Any Tax Return to be prepared pursuant to the provisions of this Article 11 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in Law or fact.

                                   ARTICLE 12

                                 MISCELLANEOUS

         12.1 Public Announcements. Subject to applicable securities law or stock exchange requirements, neither the Buyer nor the Seller shall, without the prior approval of the other party, issue, or permit any of their respective partners, directors, officers, employees, agents or Affiliates to issue, any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby.

         12.2 Expenses. Except as otherwise set forth herein, and whether or not the transactions contemplated by this Agreement shall be consummated, each party agrees to pay, without right of reimbursement from any other party, the costs incurred by such party incident to the preparation and execution of this Agreement and performance of its obligations hereunder, including the fees and disbursements of legal counsel, accountants and consultants employed by such party in connection with the transactions contemplated by this Agreement.

         12.3 Notices. All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier, by overnight delivery service with proof of delivery or by prepaid registered or certified United States first-class mail, return receipt requested, addressed to the respective party at the address set forth below, or if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

         If to the Seller, to:

         Enterra Petroleum Equipment Group, Inc.
         1360 Post Oak Boulevard, Suite 1000
         Houston, Texas  77056
         Attention:       H. Suzanne Thomas
         Facsimile:       (713) 622-0913
         Confirm:         (713) 439-9400

         Copies to:

         Fulbright & Jaworski L.L.P.
         1301 McKinney, Suite 5100
         Houston, Texas  77010
         Attention:       Charles L. Strauss
         Facsimile:       (713) 651-5246
         Confirm:         (713) 651-5151

         If to the Buyer, to:

         National Tank Company
         2950 N. Loop W., Suite 750
         Houston, Texas  77092
         Attention:       William Wiener
         Facsimile:       (713) 683-7841
         Confirm:         (713) 683-9292

         Copies to:

         Vinson & Elkins L.L.P.
         First City Tower
         1001 Fannin
         Houston, Texas  77002-6760
         Attention:       William E. Joor III
         Facsimile:       (713) 758-2346
         Confirm:         (713) 758-2481

or to such other address or facsimile number and to the attention of such other Person(s) as either party may designate by written notice. Any notice mailed shall be deemed to have been given and received on the third Business Day following the day of mailing.

         12.4 Successors. This Agreement shall inure to the benefit of and be binding upon the Buyer and the Seller and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

         12.5 Entire Agreement. This Agreement and the annexes hereto and the Disclosure Schedule constitute the entire agreement and understanding between the parties relating to the subject matter hereof and thereof and supersedes all prior representations, endorsements, promises, agreements, memoranda, communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, between the parties relating to the subject matter hereof. This Agreement may not be modified, amended, rescinded, canceled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of each of the parties hereto.

         12.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to choice of law principles.

         12.7 Waiver. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

         12.8 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         12.9     No Third Party Beneficiaries.   Any agreement contained,
expressed or implied in this Agreement shall be only for the benefit of the parties hereto and the Indemnitees and their respective legal representatives, successors and assigns, and such agreements shall not inure to the benefit of any employees of the Company or any Subsidiary (except in their capacity as Indemnitees) or the obligees of any indebtedness of any party hereto, it being the intention of the parties hereto that no Person shall be deemed a third party beneficiary of this Agreement, except to the extent a third party is expressly given rights herein.

         12.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.11 Headings. The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Agreement.

         12.12 Negotiated Transaction. The provisions of this Agreement were negotiated by the parties hereto, and this Agreement shall be deemed to have been drafted by all of the parties hereto.


                                   ARTICLE 13

                                    JOINDER

         Weatherford hereby joins in this Agreement for the limited purpose of guaranteeing, and does hereby guarantee, the performance by the Seller in accordance with its terms of each and every obligation of the Seller hereunder.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                        SELLER:

                                        ENTERRA PETROLEUM EQUIPMENT GROUP, INC.



                                        By:
                                           -------------------------------------
                                                    H. Suzanne Thomas
                                            Senior Vice President and Secretary



                                        BUYER:

                                        NATIONAL TANK COMPANY



                                        By:
                                           -------------------------------------
                                                   William B. Wiener III
                                                   Senior Vice President


                                        WEATHERFORD ENTERRA, INC.
                                        (which joins in this Agreement for the
                                        limited purposes set forth in
                                        Article 13 hereof)



                                        By:
                                           -------------------------------------
                                                     H. Suzanne Thomas
                                                   Senior Vice President,
                                               General Counsel and Secretary





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